Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

PETRO RIVER OIL CORP.

FIRST: The name of the corporation is Petro River Oil Corp. (the “Corporation”).

SECOND: The Corporation’s registered office in the State of Delaware is located at 222 Delaware Avenue, 9th Floor, Wilmington, New Castle County, Delaware 19801. The Corporation’s registered agent at that address is The Delaware Corporation Agency, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful acts or activities for which a corporation may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “General Corporation Law”).

FOURTH: The total number of shares of stock the Corporation is authorized to issue is 2,255,000,000 shares, consisting of 5,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), and 2,250,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”).

The Preferred Stock may be issued from time to time in one or more series. Prior to the domestication of the Corporation to Delaware, on or about August 28, 2009, a series of 29,500 shares of the Corporation’s preferred stock was designated under Alberta law as Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”). Shares of Series Preferred Stock remain outstanding, having the following designations, voting powers, limitations, restrictions and relative rights:

A.        Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock shall be 24,950. Each share of Series B Preferred Stock shall have a stated value equal to $100.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series B Stated Value.

B.        Dividends.

(1)        The Holders of outstanding shares of Series B Preferred Stock shall be entitled to receive preferential dividends at the rate of 5% per share per annum on the Stated Value per share of Series B Preferred Stock out of any funds of the Corporation legally available for such purpose, but before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Junior Stock (as defined below). Such dividends shall compound annually and be fully cumulative, and shall accumulate from the date of original issuance of the Series B Preferred Stock, and shall be payable quarterly on the last day of each calendar quarter commencing September 30, 2009, in arrears in cash or as described below, (provided that if such date is a Saturday, Sunday or legal holiday in the place where such dividend is to be paid, then such dividend shall be payable without interest on the next day that is not a Saturday, Sunday or legal holiday). Upon the occurrence of an Event of Default (as defined in Paragraph 3 below) and while such Event of Default is outstanding, such dividend rate shall be increased to 15% per annum on the Stated Value per share. Dividends must be delivered to the holders not later than five business days after each specified dividend payment date. At the Corporation’s option, such dividend payments may be made in additional shares of Series B Preferred Stock valued at the Stated Value thereof, in an amount equal to 150% of the cash dividend otherwise payable, provided there is not an existing current Event of Default on the quarterly date on which a dividend payment is payable, in which event the Holder entitled to receive such dividend may elect to receive such dividends in cash or additional shares of Series B Preferred Stock. The issuance of such shares of Series B Preferred Stock shall constitute full payment of such dividends.

(2)        The dividends on the Series B Preferred Stock at the rates provided above shall be cumulative whether or not declared so that, if at any time full cumulative dividends at the rate aforesaid on all shares of the Series B Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series B Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series B Preferred Stock or any shares of any other class of stock ranking on a parity with the Series B Preferred Stock and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of any Junior Stock.

C.        Liquidation and Redemption Rights. Upon the occurrence of a Liquidation Event (as defined below), the Holders of the Series B Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any shares of any Common Stock or other class of stock presently authorized or to be authorized (including, without limitation, any other series of Preferred Stock) (the Common Stock and such other stock being hereinafter collectively, the “Junior Stock”), out of the assets of the Corporation available for distribution to stockholders, an amount equal to two (2) times the Series B Stated Value per share of Series B Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of Series B Preferred Stock (on an as converted basis), the Common Stock and any other class of Junior Stock shall collectively receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series B Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series B Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series B Preferred Stock. “Liquidation Event” shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter, unless the Holders of a Majority in Interest (as defined in paragraph (E) of this Article FOURTH) of the shares of Series B Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation’s assets, unless the Holders of a Majority in Interest elect otherwise.

D.        Conversion into Common Stock. Holders of shares of Series B Preferred Stock shall have the following conversion rights and obligations:

(1)        Subject to the further provisions of this paragraph D(1) each Holder of Series B Preferred Stock shall have the right at any time commencing after the issuance to the Holder Series B Preferred Stock, to convert such shares, accrued but unpaid dividends on the Series B Preferred Stock (whether or not declared) and any other sum owed by the Corporation arising from the Series B Preferred Stock or pursuant to the Subscription Agreement entered into by the Corporation and the Holder or Holder’s predecessor in connection with the issuance of Series B Preferred Stock (each a “Subscription Agreement”) (collectively the “Obligation Amount”) into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable “Conversion Price” provided in paragraph D(2) below (the “Conversion Price”). All issued or accrued but unpaid dividends may be converted at the election of the Holder simultaneously with the conversion of principal amount of Series B Stated Value, as the case may be, being converted.

(2)        The number of shares of Common Stock issuable upon conversion of the Obligation Amount shall equal (i) the sum of (A) the Series B Stated Value per share being converted, and (B) at the Holder’s election, accrued and unpaid dividends on such shares, divided by (ii) the Conversion Price. The Conversion Price of the Series B Preferred Stock shall be $0.10, subject to adjustment only as described herein.

(3)        A Holder will give notice of its decision to exercise its right to convert the Series B Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Incorporation) to the Corporation via confirmed telecopier transmission. The Holder will not be required to surrender the Series B Preferred Stock certificate until in each case the Series B Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation’s transfer agent to transmit the Corporation’s Common Stock certificates representing the Common Stock issuable upon conversion of the Series B Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) business days after receipt by the Corporation of the Notice of Conversion (the “Delivery Date”). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series B Preferred Stock certificate representing the balance of the Series B Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series B Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series B Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series B Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph D(1), the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series B Preferred Stock so converted.

Upon the conversion of any shares of Series B Preferred Stock, no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series B Preferred Stock, and payment of dividends on Series B Preferred Stock to issue a fraction of a share of its Series B Preferred Stock or Common Stock and shall instead deliver a stock certificate representing the next higher whole number.

The Corporation and a Holder may not convert that amount of the Obligation Amount on a Conversion Date in amounts that would result in the Holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Obligation Amount with respect to which the determination of this provision is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to successive exercises which would result in the aggregate issuance of more than 4.99%. The Holder may allocate which of the equity of the Corporation deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. The Holder may waive the conversion limitation described in this Section in whole or in part, upon and effective after 61 days prior written notice to the Corporation to increase such percentage to up to 9.99%.

(4)        The Conversion Price determined pursuant to Paragraph D(2) shall be subject to adjustment from time to time as follows:

In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series B Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series B Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph D(4)(i) shall become effective immediately after the effective date of the event.

For so long as Series B Preferred Stock is outstanding, other than in the case of an “Excepted Issuance” (as defined in Section 11(a) of the Subscription Agreement), if the Corporation issues shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, for a consideration at a price per share, or having a conversion, exchange or exercise price per share less than the Conversion Price of the Series B Preferred Stock immediately in effect prior to such sale or issuance, then immediately prior to such sale or issuance the Conversion Price of the Series B Preferred Stock shall be reduced to such other lower price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security directly or indirectly into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. Common Stock issued or issuable by the Corporation for no consideration or for consideration that cannot be determined at the time of issue will be deemed issuable or to have been issued for $0.001 per share of Common Stock; provided that nothing herein shall validate the issuance of stock for no consideration following the date of the Corporation’s domestication to Delaware. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Article FOURTH and the Subscription Agreement.

(5)        In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series B Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series B Preferred Stock shall thereafter have the right to convert each share of Series B Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in sub-paragraph (4) of this paragraph D. The foregoing provisions of this paragraph D(5) shall similarly apply to successive mergers.

In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series B Preferred Stock shall thereafter have the right to convert each share of the Series B Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(6)        Whenever the number of shares to be issued upon conversion of the Series B Preferred Stock is required to be adjusted as provided in this paragraph D, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series B Preferred Stock and the Common Stock; and the Corporation shall give notice in the manner described in the Subscription Agreement to each Holder of record of Series B Preferred Stock of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(7)        In case at any time the Corporation shall propose:

(i)        to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

(ii)        to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(iii)        any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iv)        the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series B Preferred Stock.

(8)        For so long as any shares of Series B Preferred Stock or any Obligation Amount shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph D, the Corporation shall at all times, reserve from the authorized and unissued shares of its Common Stock 150% of the number of shares of Common Stock that would be necessary to allow the conversion of the entire Obligation Amount.

(9)        The term “Common Stock” as used in this Certificate of Incorporation shall mean the $.00001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series B Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph D.

(10)        The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series B Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series B Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(11)        In the event a Holder shall elect to convert any shares of Series B Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series B Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation’s request or with the Corporation’s assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Obligation Amount sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(12)        In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section D(3) by the Delivery Date and if after the Delivery Date the Holder or a broker on behalf of the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series B Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(13)        The Corporation understands that a delay in the delivery of Common Stock upon conversion of Series B Preferred Stock in the form required pursuant to this Certificate of Designation and the applicable Subscription Agreement after the Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Corporation agrees to pay (as liquidated damages and not as a penalty) to the Holder for such late issuance of Common Stock upon Conversion of the Series B Preferred Stock in the amount of $100 per business day after the Delivery Date for each $10,000 of Obligation Amount being converted of the corresponding Common stock which is not timely delivered. The Corporation shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the Holder, in the event that the Corporation fails for any reason to effect delivery of the Common Stock by the Delivery Date, the Holder will be entitled to revoke all or part of the relevant Notice of Conversion or rescind all by delivery of a notice to such effect to the Corporation whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Corporation.

E.        Voting Rights. The Holders of shares of Series B Preferred Stock shall not vote together with the holders of the Common Stock on an as converted basis, provided, however, that the consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock, which majority must include Iroquois Capital Opportunity Fund, LP, for so long as Iroquois Capital Opportunity Fund, LP holds Series B Preferred Stock having stated value of not less than $150,000 (a “Majority in Interest”), voting as a separate class, shall be required for the following actions:

(1)        amending the Corporation’s articles of incorporation or by-laws if such amendment would adversely affect the Series B Preferred Stock, including without limitation:

(i)        changing the relative seniority rights of the holders of the Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series B Preferred Stock;

(ii)        reducing the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series B Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series B Preferred Stock;

(iii)        canceling or modifying the conversion rights of the holders of Series B Preferred Stock provided for in Section D herein; or

(iv)        canceling or modifying the rights of the holders of the Series B Preferred Stock provided for in this Section E.

(v)        changing the authorized number of shares of Series B Preferred Stock.

(2)        purchasing any of the Corporation’s securities other than required redemptions of Series B Preferred Stock and repurchase under restricted stock and option agreements authorizing the Corporation’s employees (as permitted herein);

(3)        effecting a Liquidation Event;

(4)        declaring or paying any dividends other than in respect of the Series B Preferred Stock;

(5)        issuing any additional securities having rights senior to or on parity with the Series B Preferred Stock; and

(6)        increasing the number of directors to more than seven directors.

Provided Series B Preferred Stock having an aggregate Series B Stated Value of not less than $1,800,000 (the “Minimum Stated Value”) has been issue, the holders of a Majority in Interest of the Series B Preferred Stock, acting separately from all other classes of capital stock of the Corporation, shall be permitted, upon written notice thereof delivered to the Secretary or other officer of the Corporation (the “Director Notice”), to elect one (1) director to the Board of Directors of the Corporation (the “Series B Director”) as permitted by Section 141(d) of the General Corporation Law, which director shall begin to serve immediately as a director of the Corporation after the delivery of the Director Nomination Notice and the Board shall be enlarged to accommodate such designation. The Corporation shall, for so long the Minimum Stated Value has been issued or is issuable, ensure that its Articles and Bylaws authorize a board of directors consisting of seven directors (which assumes that the Corporation has two classes of Preferred Stock, including the Series B Preferred Stock, the holders of which are entitled to elect a director); provided, however, it is understood that the Holders of the Series B Preferred Stock need not exercise their rights to elect a Series B Director pursuant to this Section and, in the absence of and until the Holders of a Majority in Interest of the shares of Series B Preferred Stock provide notice of such nomination and election, no vacancy with respect to the Series B Director shall be deemed to exist. The Series B Director (i) shall be elected by the Holders of a Majority in Interest of the shares of Series B Preferred Stock outstanding in accordance with the General Corporation Law, (ii) shall be entitled to one vote in connection with any matter subject to a vote or other approval of the Board of Directors of the Corporation (with each remaining six directors entitled to one vote each), and (iii) may be removed only for cause or by the Holders of Majority in Interest of the Series B Preferred Stock. . In the event there is any vacancy created by the death, resignation or other removal of the Series B Director, the Holders of a Majority in Interest of the shares of the Series B Preferred Stock outstanding, shall have the right to appoint a replacement Series B Director, which director shall begin to serve immediately as a director of the Corporation and whose directorship shall be subject to election by the Holders os a Majority in Interest of the shares of Series B Preferred Stock outstanding in accordance with the General Corporation Law at the next scheduled annual meeting of the stockholders of the Corporation.

F.        Events of Default. For so long as the Series B Preferred Stock is outstanding, unless waived in writing by a Majority in Interest, the occurrence of any of the following is an event of default (each, an “Event of Default”) shall, until such Event of Default has been cured, cause the dividend rate to become 15% from and after the occurrence and during the pendency of such event with respect to the Series B Preferred Stock:

(1)        The Corporation fails to timely pay any dividend payment or the failure to timely pay any other sum of money due to a Holder of Series B Preferred Stock from the Corporation.

(2)        The Corporation breaches any material covenant or other material term or condition of the Subscription Agreement or this Article FOURTH in any material respect and such breach, if subject to cure, continues for a period of seven (7) business days.

(3)        Any material representation or warranty of the Corporation made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

(4)        Any dissolution, liquidation or winding up of Corporation or any substantial portion of its business.

(5)        Any cessation of operations by the Corporation or Corporation is unable to pay its debts as such debts become due.

(6)        The transfer or sale by the Corporation of any material Intellectual Property Rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future),without receiving fair value.

(7)        The merger, consolidation or reorganization of Corporation with or into another corporation or person or entity (other than with or into a wholly-owned subsidiary), or the sale of capital stock of Corporation by Corporation or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of Corporation immediately prior to such transaction shall own less than a majority in voting power of the outstanding capital stock of Corporation or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

(8)        The Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(9)        Any money judgment, writ or similar final process shall be entered or filed against the Corporation or any of its property or other assets for more than $100,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

(10)        Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Corporation.

(11)        Failure of the Corporation’s Common Stock to be listed for trading or quotation on a Principal Market for a period of ten (10) consecutive trading days.

(12)        A default by the Corporation under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than sixty (60) days after the due date, unless the Corporation is contesting the validity of such obligation in good faith.

(13)        A Commission or judicial stop trade order or Principal Market trading suspension with respect to the Corporation’s Common Stock that lasts for ten (10) or more consecutive trading days.

(14)        The failure by the Corporation to have reserved for issuance upon conversion of the Series B Preferred Stock the number of shares of Common Stock as required in the Subscription Agreement.

(15)        A default by the Corporation of a material term, covenant, warranty or undertaking of any other agreement to which the Corporation and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

(16)        The occurrence of one or more events having a Material Adverse Effect, provided for the purpose of this clause 3, Material Adverse Effect shall not apply to events associated with the normal risks applicable to oil and gas exploration, development and production, nor to changes in the market or regulatory environments in which the Corporation operates.

(17)        The Corporation effectuates a reverse split of its Common Stock without twenty (20) days prior written notice to the Holder.

(18)        The restatement of any financial statements filed by the Corporation for any date or period from and after two years prior to August 28, 2009, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect, except as described on Exhibit B hereto.

(19)        The Corporation’s failure to timely deliver to the Holder of Series B Preferred Stock Common Stock issuable upon conversion of the Series B Preferred Stock or a replacement Preferred Stock certificate (if required) within five (5) business days after the required delivery date.

(20)        Provided that the right by a Majority in Interest of the Holders of Series B Preferred Stock to nominate a director is in effect, the failure of the Corporation to honor the election or appointment of the Series B Director removal of the Series B Director in violation of Paragraph E or any other removal of the Series B Director unless the Holders of a majority in Interest of Class A Preferred Stock are permitted to elect or appoint a successor.

G.        Status of Converted or Redeemed Stock. In case any shares of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Series B Preferred Stock, and shall no longer be designated as Series B Preferred Stock.

H.        Forced Conversion. From and after one year after the issue date of the Series B Preferred Stock to the Holder, if (i) the Corporation’s Common Stock has had a closing price as reported for the Principal Market (as defined in the Subscription Agreement) of not less than $0.35 for twenty (20) consecutive trading days during which twenty (20) day period an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default did not occur or was not pending (the “Threshold Period”), (ii) the daily volume weighted average price of the Common Stock during the Threshold Period multiplied by the trading volume each such trading day during the Threshold Period is not less than $150,000, and (iii) the date upon which the gross production and sale of hydrocarbons during the immediately preceding 30-day period ending on the last day of the Threshold Period totals 30,000 barrels (being 42 United States gallons of oil per barrel) from all of those properties acquired by Holders of Series B Preferred Stock from the Corporation’s Megawest Energy Missouri Corp. subsidiary pursuant to that certain Agreement of Purchase and Sale dated as of at or about the initial issue date of Series B Preferred Stock (the “Barrel Condition”), the Corporation may, within five (5) business days after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Series B Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon pursuant to paragraph B. The “Conversion Date” for purposes of paragraph D shall be deemed to occur on the Forced Conversion Notice Date. Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder’s initial purchases of Series B Preferred Stock hereunder, provided that any voluntary conversions by a Holder shall be applied against such Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series B Preferred Stock are forcibly converted. For purposes of clarification, a forced conversion under this Section 5 shall be subject to all of the provisions of Section D of this Article FOURTH, including, without limitation, limitations on conversions. The foregoing notwithstanding, a Forced Conversion Notice may not be given if an Event of Default has occurred until one (1) year after such Event of Default has been cured. In the event during the period from the Forced Conversion Notice Date until the actual delivery date of the shares pursuant to the Forced Conversion Notice an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has occurred, the Holder may elect to cancel delivery of all or a part of the shares issuable in connection with the Forced Conversion Notice.

I.         Certain Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

1.        “Additional Investments Rights” shall have the meaning assigned to such term in the Subscription Agreement.

2.        “Barrel Condition End Date”) means the later of (y) one hundred and ninety-five (195) days after the Closing Date, and (z) thirty (30) days after the date the Barrel Condition Notice has been given.

3.        “Closing Date” means the date the Series B Preferred Stock was first issued.

4.         “Excepted Issuances” shall mean: (i) full or partial consideration in connection with a strategic synergistic merger, acquisition, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity which holders of such securities or debt are not at any time granted registration rights equal to or greater than those granted to the holders of Series B Preferred Stock, (ii) the Company’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and which holders of such securities or debt are not at any time granted registration rights equal to or greater than those granted to the Holders of Series B Preferred Stock, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans described on Schedule 5(d) to the Subscription Agreement as such plans are constituted on the Closing Date, (iv) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement on the terms in effect on the Closing Date and described on Schedule 5(d) to the Subscription Agreement, and (v) as a result of the exercise of Warrants or conversion of Preferred Stock which are granted or issued pursuant to this Agreement. With respect only to Series B Preferred Stock issuable upon exercise of Additional Investments Rights that have not been exercised on or before the Barrel Condition End Date, Excepted Issuance shall also include an Other Offering equal to the difference between $2,000,000 minus the aggregate amount of Stated Value of Series B Preferred Stock for which the Additional Investment Rights have been exercised as of the Barrel Condition End Date.

5.         “Holder” shall mean the registered holder of Series B Preferred Stock as shown on the books and records of the Corporation.

6.        “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, prospects, properties or business of the Corporation and its Subsidiaries taken as a whole but shall not include any events associated with the normal risks applicable to oil and gas exploration, development and production, nor to changes to the market or regulatory environments in which the Corporation operates.

7.        “Other Offering” means any proposed sale by the Company of its common stock or other securities or equity linked debt obligations.

8.        “Principal Market” means the NYSE Amex Equities Market, Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select Market, Bulletin Board, or New York Stock Exchange (whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock).

9.        “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 30% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

10.        “Transaction Documents” shall mean that certain Subscription Agreement, dated August 28, 2009, and the related Preferred Stock, Warrants, Additional Investment Rights, Warrant Shares, Conversion Shares, the Escrow Agreement, and any other agreements delivered together with or in connection to such Subscription Agreement.

Any other capitalized term used but not defined herein shall have the meaning assigned to it in the Subscription Agreement.

The Board of Directors is hereby authorized to provide for the issuance of the remaining shares of Preferred Stock in one or more series, and, by filing a certificate pursuant to the General Corporation Law (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)	the designation of the series, which may be by distinguishing number, letter or title;
(b)	the number of shares of the series, which number the Board of Directors (except where otherwise provided in the Preferred Stock Designation) thereafter may increase or decrease (but not below the number of shares thereof then outstanding);
(c)	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative, and senior or subordinate to dividends payable respecting other securities of the Corporation;
(d)	the dates on which such dividends, if any, shall be payable;
(e)	the redemption and or call rights and price or prices, if any, for shares of the series;
(f)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
(g)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation , dissolution or winding up of the affairs of the Corporation;
(h)	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such share shall be convertible or exchangeable and all other terms, conditions and limitations respecting such conversion or exchange;
(i)	restrictions on the issuance of shares of the same series or of any other class or series;
(j)	the voting rights if any, of the holders of shares of the series; and
(k)	all other rights and preferences, if any, of the holders of the shares of the series, including rights, if any, to designate members of the board of directors of the Corporation.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise may be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitle to vote at or receive notice of any meeting of stockholders.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

The authorized and treasury stock of the Corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Stockholders, unless expressly having been granted such rights pursuant to separate agreement of the Corporation, shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation.

FIFTH: The name and mailing address of the incorporator is Patrick McCarron, 400 Third Avenue, SW, Calgary, AB, Canada T2P 4H2.

SIXTH:

A.        Voting Separately as a Class. The holders of a class of stock of the Corporation or, subject to Paragraph B of this Article SIXTH, of a series of stock of the Corporation, are entitled to vote separately as a class or series on a proposal to amend the Corporation’s Certificate of Incorporation to:

1.        increase or decrease the maximum number of authorized shares of that class;

2.        increase the maximum number of authorized shares of a class having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

3.        effect an exchange, reclassification or cancellation of all or part of the shares of that class;

4.        add, change or remove the rights, privileges, restrictions or conditions attached to the share of that class and, without limiting the generality of the foregoing:

a.        remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

b.        add, remove or change prejudicially redemption rights,

c.        reduce or remove a dividend preference or a liquidation preference, or

d.        add, remove or change prejudicially conversion privileges, options, voting, transfers or preemptive rights, rights to acquire securities of a corporation or sinking fund provisions;

5.        increase the rights or privileges of any class of shares having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

6.        create a new class of shares having rights or privileges equal or superior to the rights or privileges attached to the shares of that class;

7.        make the rights or privileges of any class of shares having rights or privileges inferior to the rights or privileges of the shares of that class equal or superior to the rights or privileges of the shares of that class;

8.        effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class; or

9.        constrain the issue or transfer of the shares of that class or extend or remove that constraint.

B.        The holder of a series of shares of a class of stock of the Corporation are entitled to vote separately as a series under Paragraph A only if the series is affected by an amendment in a manner different from other shares of stock of the same class.

C.        Paragraph A applies whether or not shares of a class or series of stock of the Corporation otherwise carry the right to vote.

D.        A proposed Certificate of Incorporation amendment referred to in Paragraph A of this Article SIXTH is adopted when the holders of the shares of each class or series of stock of the corporation entitled to vote separately on the amendment as a class or series have approved the amendment by a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast by the shareholders who voted in respect of that resolution or signed by all shareholders entitled to vote on that resolution.

SEVENTH:

A.        Appraisal Rights. In addition to the appraisal rights provided by law, appraisal rights shall be available to the holders of shares of any class or series of stock of the Corporation in the event that the Corporation:

1.        amends this Certificate of Incorporation to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class or series;

2.        amends this Certificate of Incorporation to add, change or remove any restrictions on the business or businesses that the Corporation may carry on;

3.        amends this Certificate of Incorporation to add or remove an express statement that shareholders are jointly and severally liable for the liabilities, acts or defaults of the Corporation;

4.        merges with another corporation, except where the other corporation (i) is a wholly-owned subsidiary of the Corporation or (ii) owns all of the outstanding capital stock of the Corporation;

5.        continues its corporate existence under the laws of another jurisdiction;

6.        sells, leases or exchanges all or substantially all of its property under Section 271 of the General Corporation Law; or

7.        resolves to amend this Certificate of Incorporation in a manner described in Article SIXTH; provided that only a holder of a class or series of stock of the Corporation that is entitled to vote on such amendment under Article SIXTH may exercise appraisal rights under this clause A.7.

B.        Exercising Appraisal Rights. In addition to any other right the shareholder may have, but subject to this Article SEVENTH, a shareholder entitled to appraisal rights under this Article SEVENTH and who complies with this Article SEVENTH is entitled to be paid by the Corporation the fair value of the shares held by the shareholder in respect of which the shareholders exercises appraisal rights, determined as of the close of business on the last business day before the day on which the matter with respect to which the shareholder exercises appraisal rights was approved by the stockholders.

1.        A shareholder exercising appraisal rights may only claim under this Article SEVENTH with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the shareholder exercising appraisal rights.

2.        A shareholder exercising appraisal rights shall send to the Corporation a written demand for appraisal rights with regard to a matter described in Paragraph A of this Article SEVENTH (complying as nearly as practicable with Section 262(d)(1) of the General Corporation Law):

a.        at or before any meeting of shareholders at which the matter is to be voted on; or

b.        if the matter was approved by written consent or if the Corporation otherwise did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to exercise appraisal rights (which notice shall, to the extent practicable and consistent with this Certificate of Incorporation, comply with Section 262(d)(1) of the General Corporation Law), within a reasonable time after the shareholder learns (i) that the matter was approved and (ii) that such is entitled to exercise appraisal rights.

3.        An application may be made to the Court of Chancery of the State of Delaware (the “Court”) by filing a petition similar to that filed under Section 262(e) of the General Corporation Law after the approval of the matter referred to in Paragraph A of this Article SEVENTH, either:

a.        by the Corporation; or

b.        by a shareholder if the shareholder has not voted in favor of or consented to the matter and has submitted a demand for appraisal under Paragraph B of this Article SEVENTH, to fix the fair value in accordance with Paragraph B of this Article of the shares of a shareholder who exercises appraisal rights under this Article.

C.        Offer by Corporation. If an application is made under Paragraph B of this Article, the Corporation shall, unless the Court otherwise orders, send to each shareholder exercising appraisal rights a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

1.        Unless the Court otherwise orders, such offer shall be sent to each shareholder exercising appraisal rights:

a.        at least ten (10) days before the date on which a responsive filing is due, if the Corporation filed the petition; or

b.        within ten (10) days after the Corporation is served with a copy of the petition, if a shareholder is the applicant.

2.        All offers made in an appraisal action under Paragraph C of this Article SEVENTH shall:

a.        be made on the same terms; and

b.        contain or be accompanied with a statement showing how the fair value was determined.

3.        A shareholder exercising appraisal rights may make an agreement with the Corporation for the purpose of fixing a value for the shareholder’s shares, in the amount of the Corporation’s offer under Paragraph C of this Article SEVENTH or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

D.        No Costs Assessed Against Shareholder. A shareholder exercising appraisal rights is not required to give security for costs in respect of an application under Paragraph B of this Article SEVENTH; and, except in special circumstances shall not be required to pay the costs of the application or appraisal.

E.        Procedural Matters.

1.        In connection with a petition for appraisal under Paragraph B of this Article SEVENTH, subject to Court rules, the Court may order:

a.        the joinder as parties of all shareholders exercising appraisal rights whose shares have not been purchased by the Corporation and for the representation of shareholders exercising appraisal rights who, in the opinion of the Court, are in need of representation;

b.        the trial of issues and interlocutory matters, including pleadings and examinations for discovery;

c.        the payment to the shareholder(s) entitled to appraisal of all or part of the sum offered by the Corporation for the shares;

d.        the deposit of the share certificates with the Court or with the Corporation or its transfer agent;

e.        the appointment and payment of independent appraisers, and the procedures to be followed by them;

f.        the service of documents; and

g.        the burden of proof on the parties.

2.        On an application under Paragraph B of this Article, the Court shall make an order:

a.        fixing the fair value of the shares in accordance with Paragraph B of this Article of all shareholders exercising appraisal rights who are parties to the application;

b.        giving judgment in that amount against the Corporation and in favor of each of those shareholders exercising appraisal rights; and

c.        fixing the time within which the Corporation must pay that amount to a shareholder.

3.        Upon the earlier of:

a.        the matter with respect to which the shareholder exercised appraisal rights becoming effective;

b.        the making of an agreement under Paragraph C.3 of this Article SEVENTH; or

c.        the determination of the Court that the shareholders demanding appraisal rights are not entitled to appraisal;

whichever first occurs, shareholders exercising appraisal rights hereunder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the Corporation and the shareholder or in the amount of the judgment, as the case may be.

4.        Paragraph E.3.a of this Article SEVENTH does not apply to a shareholder referred to in subsection B.2.b of this Article SEVENTH.

5.        Until one of the events mentioned in subsection E.3.a of this Article SEVENTH occurs:

a.        the shareholder may withdraw the shareholder’s demand for appraisal; or

b.        the Board of Directors may revoke its approval of the proposed transaction,

and in either event proceedings under this Article shall be discontinued.

6.        The Court may in its discretion allow a reasonable rate of interest on the amount payable to each shareholder exercising appraisal rights, from the date on which the shareholder ceases to have any rights as a shareholder by reason of an award or a settlement pursuant to Paragraph C.3 of this Article SEVENTH until the date of payment.

7.        If the Corporation determines that it is not permitted to make a payment to a dissenting shareholder as a result of the application of Paragraph E.10 of this Article SEVENTH, within ten (10) days of the pronouncement of an order referred to in Paragraph E.2 of this Article SEVENTH, or the making an of agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares

8.        In the event that a shareholder seeking appraisal reaches an agreement with the Corporation as to the value to be paid for such shareholder’s shares, such shareholder shall withdraw the demand for appraisal.

9.        Notwithstanding that a judgment has been given in favor of a shareholder exercising appraisal rights hereunder, if Paragraph E.10 of this Article SEVENTH applies, the shareholder exercising appraisal rights, by written notice delivered to the Corporation within thirty (30) days after receiving the notice under Paragraph E.7 of this Article SEVENTH, may withdraw the shareholder’s notice of objection, in which case the Corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains status as a claimant against the Corporation, to be paid as soon as the Corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Corporation but in priority to its shareholders.

10.        The Corporation shall not make a payment to a shareholder exercising appraisal rights under this Article SEVENTH if there are reasonable grounds for believing that:

a.        the Corporation is or would after the payment be unable to pay its liabilities as they become due; or

b.        the realizable value of the Corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

EIGHTH:

A.        Application to Court for Leave. Subject to Paragraph A.2 of this Article EIGHTH, in addition to the derivative rights afforded pursuant to Section 327 of the General Corporation Law, a complainant may apply to the Court for leave to:

1.        bring an action in the name and on behalf of the Corporation or any of its subsidiaries; or

2.        intervene in an action to which the Corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the Corporation or its subsidiary.

B.        Applicable Standard. For the purposes of this Article EIGHTH, a Court shall not grant leave unless it is satisfied that:

1.        the complainant has given reasonable notice to the directors of the Corporation or its subsidiary of the complainant’s intention to apply to the Court under Paragraph A of this Article if the directors of the Corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action (i.e., has made demand upon the directors);

2.        the complainant is acting in good faith; and

3.        it appears to be in the interests of the Corporation or its subsidiary that the action be brought, prosecute, defended or discontinued.

C.        Eligible Complainant. For the purposes of this Certificate of Incorporation, “complainant” means:

1.        a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a Corporation or any of its affiliates;

2.        a director or an officer or a former director or officer of a Corporation or of any of its affiliates;

3.        a creditor (i) in respect of an application under this Article, or (ii) in respect of an application under Article NINTH of this Certificate of Incorporation, if the Court exercises its discretion under clause 4 below; or

4.        any other person who, in the discretion of the Court, is a proper person to make an application under this Section C.

D.        In connection with an application under this Article EIGHTH, the Court may make any order it thinks fit.

NINTH: A complainant may apply to the Court for an order under this Article.

A.        Oppression Remedy. If on an application under this Article NINTH, the Court is satisfied that in respect of the Corporation or any corporation which controls, or is controlled by, or is under common control with, the Corporation (collectively, its “affiliates”)

1.        any act or omission of the Corporation or any of its affiliates, through the business or affairs of the Corporation or any of its affiliates are or

2.        the powers of the directors of the Corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer, the Court may make any order it deems fit to rectify the matters complained of.

B.        Definition of Control. For purposes of this Article, “control” means the ownership of securities to which attach more than fifty percent of the votes that may be cast to elect directors, so long as such number of votes, if cast, would be sufficient to elect a majority of the directors.

TENTH: The initial Board of Directors, who shall serve until the next annual meeting of stockholders, shall be composed of five members, namely:

Glenn C. Pollack	526 Superior Avenue East, Suite 1200, Cleveland, OH 44114
Scott Cohen	641 Lexington Avenue, 26 Floor, New York, NY, 10019
Daniel Smith	14271 West Peninsula, Whitehouse, TX, 75791
Fred S. Zeidman	1980 Post Oak Boulevard, Suite 2020, Houston, TX 77056
Ruben Alba	11245 River Run Parkway, Henderson, CO 80640

The number of directors constituting the full Board may be increased as provided for herein.

ELEVENTH:  Except as otherwise provided in Section 102(b)(7) of the General Corporation Law, or in any analogous provision of any successor law, no director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provision by the stockholders of the Corporation, or the adoption of any provision inconsistent with this Article ELEVENTH, shall not adversely affect any right or protection of the directors of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any act or omission of such director occurring prior to, such repeal or modification.

TWELFTH: The Corporation reserves the right to amend, alter, change and repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

THIRTEENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws of the Corporation. The Board of Directors shall have power to adopt, amend and repeal the by-laws at any regular or special meeting of the Board of Directors, provided that notice of intention to adopt, amend or repeal the by-laws in whole or in part shall have been included in the notice of meeting; or, without any such notice, by a unanimous vote of the directors then in office.

Stockholders may adopt, amend and repeal the by-laws at any regular or special meeting of the stockholders by an affirmative vote of the holders of majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon, provided that notice of intention to adopt, amend or repeal the by-laws in whole or in part shall have been included in the notice of the meeting.

FOURTEENTH: The election of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of this 7th day of September, 2012.

/s/ Patrick McCarron (SEAL)

Patrick McCarron, Incorporator

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series B Preferred Stock of Petro River Oil Corp.)

The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series B Preferred Stock into shares of Common Stock of Petro River Oil Corp. (the “Corporation”) according to the conditions hereof, as of the date written below.

The undersigned hereby irrevocably elects to convert $______________ of the dividends accrued on the Series B Preferred Stock held by the undersigned for the period _____________ to ____________ into shares of Common Stock of Petro River Oil Corp. (the “Corporation”) according to the conditions hereof, as of the date written below.

Date of Conversion: ________________________________________________________________________________

Applicable Conversion Price Per Share: _________________________________________________________________

Number of Common Shares Issuable Upon This Conversion: _________________________________________________

Select one:

[  ]        A Series B Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

[  ]        A Series B Convertible Preferred Stock certificate is not being delivered Petro River Oil Corp.

Signature: _______________________________________________________________________________________

Print Name: ______________________________________________________________________________________

Address: ________________________________________________________________________________________

________________________________________________________________________________________________

Deliveries Pursuant to this Notice of Conversion Should Be Made to:

________________________________________________________________________________________________

________________________________________________________________________________________________

________________________________________________________________________________________________

EXHIBIT B

Restatement of Comparative Figures:

The 2008 comparative U.S. GAAP amounts have been restated for the amount of Trinity Sands Project (Texas), cost write-downs and clerical errors that were in the previously reported U.S. GAAP consolidated balance sheet and consolidated statement of operations and accumulated deficit from exploration stage.

I)        The clerical errors for U.S. GAAP purposes were as follows:

i)        The transfer to share capital of the recorded amount of warrants exercised in 2008 was shown as a $5,033,319 increase in the dollar amount of warrants rather than as a $5,033,319 reduction of the dollar amount of warrants. To correct this error in the restated U.S. GAAP financial statements, the dollar amount warrants has been reduced by $10,066,638 and the dollar amount of share capital has been increased by an equivalent amount.

ii)        A portion of a 2007 entry to record the acquisition of certain properties was not reflected in the 2008 U.S. GAAP financial statements. To correct this, oil and gas assets have been increased by $11,515,824 and share capital has been reduced by $8,599,442.

II)        Under Canadian GAAP, the Texas properties were written down to $300,000 in 2008. These properties should also have been recorded at $300,000 for U.S. GAAP purposes. As a result, oil and gas assets have been reduced by $21,691,160 and accumulated deficit from exploration stage has been increased by an equivalent amount.